Exhibit 4.1

EXECUTION VERSION

SECOND AMENDMENT TO INSTALLMENT NOTE

This SECOND AMENDMENT TO INSTALLMENT NOTE (this “Agreement”) is entered into as of June 30, 2021, between WEYERHAEUSER COMPANY, a Washington corporation (the “Borrower”), and MEADWESTVACO TIMBER NOTE HOLDING COMPANY II, LLC, a Delaware limited liability company (“Holder”, and together with the Borrower, the “Parties”), and is acknowledged and agreed to as of such date by the Administrative Agent and the Lenders and Voting Participants constituting Required Lenders under the Financing Agreement (as defined below).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Installment Note (as defined below).

RECITALS

WHEREAS, the Borrower and Holder are parties to that certain Amended and Restated Installment Note, dated as of December 16, 2013 (as previously amended by that certain Assumption and Amendment Agreement dated as of April 28, 2016, the “Existing Installment Note”, and as further amended, restated, supplemented, waived and modified from time to time, including pursuant to this Agreement, the “Installment Note”);

WHEREAS, Holder is also a party to that certain Secured Financing Agreement, dated as of December 20, 2013 (as amended, restated, supplemented, waived and modified from time to time, the “Financing Agreement”), by and among Holder, as borrower, Northwest Farm Credit Services, PCA, as administrative agent (the “Administrative Agent”), and the lenders from time to time party thereto (the “Lenders”), pursuant to which the Installment Note has been pledged as collateral, and Holder is seeking to obtain the written approval of Lenders and Voting Participants (as defined in the Financing Agreement) constituting Required Lenders under the Financing Agreement and of the Administrative Agent prior to entering into and agreeing to the amendment and modification of the Installment Note pursuant to this Agreement;

WHEREAS, in accordance with Sections 7.15 and 10.01 of the Financing Agreement and Section 24 of the Existing Installment Note, the Lenders and the Voting Participants constituting Required Lenders under the Financing Agreement and the Administrative Agent are willing to acknowledge and agree to the amendments and modifications set forth herein, subject to the terms and conditions set forth below; and

WHEREAS, Holder is willing to agree to such amendments and modifications, subject to the terms and conditions set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.Amendment and Restatement of Installment Note.  Effective upon satisfaction of the conditions precedent set forth in Section 3 of this Agreement, the Existing Installment Note, including Appendix A and the Exhibits (other than Exhibit F) thereto but excluding the Schedules thereto, is hereby amended and restated in its entirety to be in the form of Annex A attached hereto.  As so amended, the Installment Note is hereby ratified and shall continue in full force and effect.

The Parties agree that, from and after the Effective Date, each reference to the “Installment Note” in the Installment Note or the Claim Agreement or in the Financing Agreement or the other Loan Documents (as defined in the Financing Agreement) shall be deemed to be a reference to the Installment Note, as amended and restated by this Agreement.

2.Representations of Parties.

(a)Each Party represents and warrants that:  (i) such Party is a limited partnership, corporation or limited liability company, as applicable, duly formed and validly existing under the laws of its jurisdiction of formation, and is in good standing under the laws of its jurisdiction of formation; (ii) the execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary limited partnership, corporation or limited liability company, as applicable, action, and do not contravene the terms of the organizational documents of such Party, conflict with or result in any breach or contravention of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Party is a party, or any applicable law; (iii) this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms; and (iv) no approval, consent, exemption, authorization, or other action by, or notice, or filing with any Governmental Authority or any other Person (other than the Administrative Agent, the Lenders and the Voting Participants as set forth herein) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Party of this Agreement.

(b)The Borrower hereby represents and warrants that (x) the representations and warranties contained in Article 1 of Appendix A to the Installment Note are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and (y) no Default or Event of Default exists under the Installment Note on and as of the date hereof and after giving effect to this Agreement.

(c)Holder hereby represents and warrants, for the benefit of the Lenders and the Administrative Agent, that (x) the representations and warranties contained in Article V of the Financing Agreement are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes hereof, the representations and warranties contained in subsection (a) of Section 5.12 of the Financing Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01 of the Financing Agreement, and (y) no Default exists under the Financing Agreement on and as of the date hereof and after giving effect to this Agreement.

3.Effectiveness of Agreement.  This Agreement shall become effective as of the date set forth above on the first date on which each of the following conditions shall be satisfied (such date, the “Effective Date”):

(a)Each of the Parties shall have received (i) from the other Party a counterpart of this Agreement signed on behalf of such other Party (or evidence satisfactory to it (which may include an electronic transmission of a “pdf” or similar copy of a signature by such other Party of a counterpart of this Agreement) that such other Party has signed a counterpart of this Agreement) and (ii) a counterpart of a consent to this Agreement signed on behalf of the Administrative Agent and the Lenders and Voting Participants constituting the Required Lenders (or evidence satisfactory to it (which may include an electronic transmission of a “pdf” or similar copy of a signature by such Person of a counterpart of such consent) that such Persons have signed a counterpart of such consent).

(b)Holder shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, to the effect that (i) on the Effective Date, immediately after giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing and (ii) the representations and warranties of the Borrower set forth in Section 2 of this Agreement are true and correct in all material respects on and as the Effective Date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).

4.Expenses.  The Borrower agrees to pay all reasonable costs and expenses of Holder and the Administrative Agent in connection with the preparation, execution and delivery of this Agreement, including without limitation the reasonable fees and expenses of counsel to Holder and the Administrative Agent.

5.Counterparts/Email. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by electronic transmission of a “pdf” or similar copy shall be effective as an original and shall constitute a representation that an original shall be delivered promptly upon request.

6.Entire Agreement.  This Agreement and the Annexes hereto represent the entire agreement between the parties hereto (including, for purposes of this Section 6, the Parties, the Lenders and Voting Participants constituting Required Lenders and the Administrative Agent) with respect to the subject matter hereof and supersede all prior agreements, oral or written, between such parties with respect thereto.  No claim of waiver, modification, consent, or acquiescence with respect to any provision of this Agreement shall be made against any party hereto, except on the basis of a written instrument executed by or on behalf of such party.

7.GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

8.Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

9.Incorporation by Reference. The provisions of Sections 13, 17(b), 17(c), 17(d) and  18 of the Existing Installment Note, as amended and restated hereby, are hereby incorporated by reference as if set forth in full herein, mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BORROWER:

WEYERHAEUSER COMPANY

By:/s/ Laura B. Smith

Name:Laura B. Smith

Title:Vice President and Treasurer

HOLDER:

MEADWESTVACO TIMBER NOTE HOLDING COMPANY II, LLC

By:/s/ Tim Murphy

Name:Tim Murphy

Title:Senior Vice President - Treasurer

[Consent follows]

[Second Amendment to Installment Note]

CONSENT

BY

ADMINISTRATIVE AGENT AND LENDERS AND VOTING PARTICIPANTS

CONSTITUTING REQUIRED LENDERS

June 30, 2021

Reference is made to (i) that certain Amended and Restated Installment Note, dated as of December 16, 2013 (as previously amended by that certain Assumption and Amendment Agreement dated as of April 28, 2016, the “Existing Installment Note”), between Weyerhaeuser Company, a Washington corporation (the “Borrower”), and MeadWestvaco Timber Note Holding Company II, LLC, a Delaware limited liability company (“Holder”), (ii) the Second Amendment to Installment Note proposed to be entered by the Borrower and Holder (the “Second Amendment”), pursuant to which the Existing Installment Note (including the Appendix, the Exhibits and the Schedule thereto) will be amended and restated as set forth therein, a copy of which has been provided to the Administrative Agent (as defined below), and (iii) that certain Secured Financing Agreement, dated as of December 20, 2013 (as amended, restated, supplemented, waived and modified from time to time, the “Financing Agreement”), by and among Holder, as borrower, Northwest Farm Credit Services, PCA, as administrative agent (the “Administrative Agent”), and the lenders from time to time party thereto (the “Lenders”), pursuant to which the Existing Installment Note has been pledged as collateral.

FOR VALUE RECEIVED, BY THEIR EXECUTION BELOW, the Administrative Agent and the Lenders and Voting Participants (as defined in the Financing Agreement) party hereto hereby acknowledge, and consent and agree to, the terms of the Second Amendment, including the amendment and restatement of the Existing Installment Note (including Appendix A and the Exhibits (other than Exhibit F) thereto) as set forth therein, and hereby approve and consent to Holder’s and the Borrower’s execution and delivery of the Second Amendment, all as of the date first written above.

This Consent may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of this Consent by electronic transmission of a “pdf” or similar copy shall be effective as an original and shall constitute a representation that an original shall be delivered promptly upon request by the Administrative Agent.

ADMINISTRATIVE AGENT,

LENDERS and Voting

participants:	NORTHWEST FARM CREDIT SERVICES, PCA, as Administrative Agent and as a Lender

By: /s/ Jeremy A. Roewe

Name: Jeremy A. Roewe

Title: Vice President

[Second Amendment to Installment Note]

AMERICAN AGCREDIT, PCA

as a Lender

By: /s/ Michael J. Balok

Name:Michael J. Balok

Title:Vice President

[Second Amendment to Installment Note]

COBANK, FCB

as a Voting Participant

By: /s/ Robert Prickett

Name:Robert Prickett

Title:Vice President

[Second Amendment to Installment Note]

MidAtlantic Farm Credit, ACA,

as a Voting Participant

By: /s/ James F. Jones, Jr.

Name:James F. Jones, Jr.

Title:Vice-President

[Second Amendment to Installment Note]

Annex A

See attached

EXECUTION VERSION

Annex A to Second

Amendment

AMENDED AND RESTATED

INSTALLMENT NOTE

$860,000,000.00	December 16, 2013
(amended as of April 28, 2016 and June 30, 2021)

FOR VALUE RECEIVED, WEYERHAEUSER COMPANY, a Washington corporation (the “Borrower”) and the parent company of the Initial Borrower referred to below, hereby executes this amended and restated installment note (“Installment Note”) and promises to pay to the order of MeadWestvaco Timber Note Holding Company II, LLC, a Delaware limited liability company (and the assignee of MWV Community Development and Land Management, LLC, a Delaware limited liability company (the “Initial Holder”)) or its permitted assignees (“Holder”), the principal sum of Eight Hundred and Sixty Million and no/100ths Dollars ($860,000,000) (“Principal Sum”) together with interest at the rate set forth in Section 1 below.  This Installment Note will be unsecured and unsubordinated indebtedness of the Borrower and will rank equally with all of the Borrower’s other unsecured and unsubordinated indebtedness from time to time outstanding.  Capitalized terms (and, in the case of “subsidiary,” lower-cased terms) shall have the meanings ascribed to such terms in Article 4 of Appendix A to this Installment Note, which is attached hereto and made a part hereof (“Appendix A”); for the avoidance of doubt, the term “Installment Note” shall refer collectively to this installment note and Appendix A.

This Installment Note amends and restates and replaces and supersedes in its entirety the Installment Note, dated December 6, 2013, made by Plum Creek Timberlands, L.P. (the “Initial Borrower”) to the order of the Initial Holder (the “Original Installment Note”).

1.Interest.

(a)Subject to Section 19 below and the remainder of this Section 1, the unpaid Principal Sum shall bear interest from December 6, 2013 until paid in full at a fixed rate per annum equal to 5.207% (the “Interest Rate”).

(b)Interest at the rate or rates provided herein shall be payable on each Payment Date (defined below).  All interest payable under the terms of this Installment Note shall be calculated on the basis of twelve (12) 30-day months in a 360-day year.

(c)If any amount of the Principal Sum is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum at all times equal to the interest rate then in effect plus two percent (2%) (the “Default Rate”) to the fullest extent permitted by applicable Laws.  Upon the request of Holder, if any amount (other than the Principal Sum) payable by the Borrower hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at

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the Default Rate to the fullest extent permitted by applicable Laws.  Upon the request of Holder, while any other Event of Default exists, the Borrower shall pay interest on the obligations owing under this Installment Note (including the Principal Sum) at the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand.

2.Payments and Maturity.

(a)Interest on the unpaid Principal Sum shall be due and payable semi-annually, on the first day of each May and November (each a “Payment Date”), commencing on May 1, 2014, and continuing on each Payment Date thereafter to but not including the Maturity Date.

(b)The entire unpaid Principal Sum, together with all accrued and unpaid interest, shall mature and be due and payable in full on December 6, 2023 (“Original Maturity Date” and as extended with respect to all or a portion of the Principal Sum in accordance with the remainder of this paragraph, the “Maturity Date”).  Notwithstanding the Original Maturity Date, if (i) at least 180 days prior to the Original Maturity Date, Holder provides written notice to the Borrower of Holder’s request to extend the Original Maturity Date with respect to all or a portion not less than $200,000,000 of the Principal Sum (an “Extension Request”), and (ii) Borrower consents in writing to such Extension Request, such consent to be given or withheld, subject to the second succeeding sentence, in Borrower’s sole discretion, then, with respect to the Principal Sum or, if applicable, the portion of the Principal Sum specified in the Extension Request or an amount otherwise consented to by Borrower, the Original Maturity Date shall automatically be extended to the date so requested by Holder or, if earlier, at Borrower’s election, the expected final maturity date of any Refinancing Indebtedness (as defined below).  For all purposes hereunder, such date shall thereafter be the “Maturity Date” with respect to the Principal Sum or applicable portion thereof, as the case may be, provided that any portion of the Principal Sum as to which the Original Maturity Date has not been extended as provided in the immediately preceding sentence shall remain due and payable on the Original Maturity Date.  The Borrower agrees that it shall consent to an Extension Request if (i) at the time of the Extension Request the Borrower intends to refinance all or a portion not less than $200,000,000 of this Installment Note on or prior to the Original Maturity Date with the proceeds of new indebtedness for borrowed money (including, without limitation, indebtedness evidenced by bonds, notes or similar instruments or advanced under a bank credit facility) that has a term greater than or equal to 5 years from its issuance (“Refinancing Indebtedness”) (it being understood that the requirement that the Borrower consent to such Extension Request shall only apply to an amount of the Principal Sum equal to the amount of the contemplated Refinancing Indebtedness) and (ii) Holder consents that the terms of this Installment Note, other than interest rate, which shall be determined as set forth below, will be amended to be substantially consistent with the terms that would reasonably be expected to apply to the contemplated Refinancing Indebtedness.  Borrower covenants to respond in writing to any Extension Request no later than 60 days prior to the Original Maturity Date in accordance with Section 13 below and the parties agree to cooperate to amend this Installment Note in a manner consistent with this paragraph upon the extension of the Maturity Date in accordance herewith.  In the event that the Maturity Date is extended in accordance with this paragraph, the Interest Rate

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shall be reset, as to the applicable portion of the Principal Sum, to the Extension Interest Rate on a date to be agreed upon by Holder and Borrower, but in no event shall such date be later than the Original Maturity Date.  For purposes hereof, “Extension Interest Rate” means the all-in yield (including interest rate and original issue discount, and 50% of other customary fees and expenses, including arrangement and similar fees) Borrower would have been expected to incur in connection with Refinancing Indebtedness with a maturity of the Maturity Date as extended pursuant to this paragraph.  Notwithstanding the foregoing, if this Installment Note has been pledged to one or more Eligible Assignees to secure indebtedness of the Holder, then in no event shall an extension of the Original Maturity Date (or, if applicable, the then current Maturity Date) become effective unless and until (x) such secured indebtedness of the Holder has been repaid in full in cash, (y) the beneficiary(ies) of such pledge (or the requisite subset thereof or an agent acting on their behalf) shall have consented in writing to such extension or (z) such extension is permissible in accordance with the terms of such indebtedness.

(c)If any payment under this Installment Note is due on a day which is not a Business Day, such payment shall be due and payable on the next succeeding Business Day as if made on the date such payment was due and without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

3.Application and Place of Payments. All payments made on account of this Installment Note shall be applied, first, to the payment of any unpaid and accrued enforcement and collection costs incurred by Holder, if any, second, to the payment of accrued and unpaid interest, and the remainder, if any, shall be applied to the unpaid Principal Sum. All payments on account of this Installment Note shall be paid in immediately available funds via wire transfer to an account designated in writing by Holder.

4.Optional Prepayment.

(a)The Borrower may prepay this Installment Note in whole or in part for cash at 100% of the Principal Sum or portion thereof prepaid, plus accrued but unpaid interest, if any, to, but not including, the prepayment date,  plus the Breakage Amount (if any) as follows:  (i) at any time on or after October 1, 2023 (which date shall be modified as agreed by the Borrower and Holder in connection with an extension pursuant to Section 2(b)) or (ii) at any time in the event WestRock Company or one of its wholly-owned subsidiaries ceases to be the sole beneficial and legal owner of this Installment Note (excluding, for the avoidance of doubt, any pledge of this Installment Note to one or more Eligible Assignees).

(b) At any time during the 180-day period following receipt by the Borrower of notice from Holder that Holder intends to withhold its consent to any amendment or waiver of this Installment Note (including any amendment or waiver with respect to the covenants and the representations and warranties that have been incorporated by reference herein pursuant to Sections 1.01, 2.01 and 3.01 of Appendix A) that was requested by the Borrower and approved by any Eligible Assignees (or, as applicable, the requisite majority of financing sources for whom an Eligible Assignee serves as agent or trustee) to which this Installment Note has been pledged (an “Optional Prepayment Event”), the Borrower may prepay this Installment Note in whole but not

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in part for cash at 100% of the Principal Sum, plus accrued but unpaid interest, if any, to, but not including, the prepayment date,  plus the Breakage Amount (if any); provided, however, that the Borrower’s right to prepay this Installment Note pursuant to this paragraph 4(b) shall terminate upon the 181st day after an Optional Prepayment Event shall have occurred.

The Borrower shall not otherwise have the right to prepay this Installment Note unless Holder shall have granted its prior written consent, which consent may be given or withheld at Holder’s sole discretion.

5.Purchase Agreement and Related Transactions. The Initial Borrower, as purchaser, and Initial Holder, as seller, are parties to a Master Purchase and Sale Agreement dated as of October 28, 2013 (as such agreement may be subsequently amended, the “Purchase Agreement”), pursuant to which the Initial Borrower purchased from Initial Holder the Installment Sale Timberlands (as defined in the Purchase Agreement), which are more particularly described in such Purchase Agreement, and the Initial Borrower issued the Original Installment Note in payment of the purchase price for the Installment Sale Timberlands.

6.Representations and Warranties.  The representations and warranties of the Borrower contained in Article 1 of Appendix A hereto (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated by reference as if set forth in full herein.

7.Affirmative Covenants.  So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower agrees to comply with all the covenants and agreements applicable to it contained in Article 2 of Appendix A hereto.  The covenants and agreements of the Borrower referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated by reference as if set forth in full herein.

8.Negative Covenants. So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower agrees to comply with all the covenants and agreements applicable to it contained in Article 3 of Appendix A hereto.  The covenants and agreements of the Borrower referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated by reference as if set forth in full herein.

9.Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and, collectively, the “Events of Default”) under the terms of this Installment Note:

(a)Non-Payment.   The Borrower fails to pay (i) when and as required to be paid herein, any amount of the Principal Sum, (ii) within five days after the same becomes due, any interest on the Principal Sum or (iii) within five days after the same becomes due, any other amount payable under this Installment Note; or

(b)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein shall be incorrect or misleading in any material respect when made; or

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(c)Specific Covenants.  Default shall be made in the due observance or performance by the Borrower or any of its Subsidiaries (or its Restricted Subsidiaries, if such covenant or agreement applies only to Restricted Subsidiaries) of any covenant or agreement contained in Section 5.02 or 5.03(a) (with respect to the legal existence of the Borrower) or in Article VI of the 2017 Weyerhaeuser Term Loan Agreement, in each case, as such covenants and agreements have been, pursuant to Sections 2.01 and 3.01 of Appendix A hereto, incorporated by reference herein; or

(d)Other Defaults. Default shall be made in the due observance or performance by the Borrower or any of its Subsidiaries (or its Restricted Subsidiaries, if such covenant or agreement applies only to Restricted Subsidiaries) of any covenant or agreement contained in any Loan Document (other than those specified in subsection (a) - (c)) and such default shall continue unremedied for a period of thirty days after written notice thereof from Holder to the Borrower; or

(e)Cross-Default.  (i) The Borrower or any of its Restricted Subsidiaries shall fail to pay, when and as the same shall become due and payable (and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument related to such indebtedness), any principal or interest, regardless of amount, due in respect of indebtedness in an aggregate principal amount in excess of $150,000,000, or (ii) a default occurs under any agreements or instruments evidencing or governing indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount in excess of $150,000,000 and such default results in such indebtedness becoming due prior to its stated maturity; or

(f)Insolvency Proceedings, Etc.  An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of its Material Restricted Subsidiaries, or of a substantial part of the property or assets of the Borrower or any of its Material Restricted Subsidiaries, under the Bankruptcy Code or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Restricted Subsidiaries or for a substantial part of the property or assets of the Borrower or any of its Material Restricted Subsidiaries or (iii) the winding-up or liquidation of the Borrower or any of its Material Restricted Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(g)Inability to Pay Debts.  The Borrower or any of its Restricted Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 9(f) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Restricted Subsidiaries or for a substantial part of the property or assets of the Borrower or any of its Restricted Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay

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its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; or

(h)ERISA.  One or more ERISA Events shall have occurred that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; or

(i)Judgments.  One or more judgments for the payment of money in an aggregate amount in excess of $200,000,000 (other than any such judgment covered by insurance to the extent the insurer has been notified thereof in writing and has not denied liability therefor) shall be rendered against the Borrower, any of its Material Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its Material Restricted Subsidiaries to enforce any such judgment; or

(j)Change of Control. A Change of Control has occurred; or

(k)Claim Agreement.  The Claim Agreement shall cease, for any reason, to be in full force and effect, or the Borrower or WNR shall contest the validity or enforceability thereof; or

(l)Impairment of Installment Note.  This Installment Note shall terminate, cease to be in full force and effect, or cease in whole or in part to be the legally valid, binding, and enforceable obligation of the Borrower, or any Person acting for or on behalf of the Borrower contests in any manner the validity, binding effect or enforceability of the Installment Note, or the Borrower denies that it has any or further liability or obligation under the Installment Note, or the Borrower purports to revoke, terminate or rescind the Installment Note.

10.Remedies.   If any Event of Default occurs and is continuing, Holder may take either or both of the following actions:

(a)declare the unpaid amount of the Principal Sum, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)exercise all rights and remedies available to it under this Installment Note;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the unpaid amount of the Principal Sum and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Holder.

11.Application of Funds.  After the exercise of remedies provided for in Section 10 (or after amounts under this Installment Note have automatically become immediately due and

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payable as set forth in the proviso to Section 10), any amounts received on account of this Installment Note by Holder shall be applied by Holder in the following order:

First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Holder);

Second, to payment of accrued and unpaid interest;

Third, to payment of unpaid amounts of the Principal Sum; and

Last, the balance, if any, after all of the obligations under this Installment Note have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

12.Expenses.  The Borrower promises to pay to Holder on demand by Holder all costs and expenses incurred by Holder in connection with the collection and enforcement of this Installment Note, including all reasonable attorneys’ fees actually incurred and expenses and all court costs.

13.Notices. All notices, requests and other communications to any Party under this Installment Note shall be in writing, which shall include email, and shall be given to such Party at its address or email address set forth below, or such other address or email as such Party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by mail, seventy-two (72) hours after such communication is deposited in the mail with first class postage prepaid, addressed as set out below or (ii) if given by email, when actually delivered at the email address specified in this Section 13, except in cases where it is expressly herein provided that such notice, request or communication is not effective until received by the party to whom it is addressed:

the Borrower:	WEYERHAEUSER COMPANY 220 Occidental Ave. South

Seattle, WA 98104
Attn: Laura B. Smith, Vice President and Treasurer
Email:  Laura.Smith@weyerhaeuser.com

with a copy to:	WEYERHAEUSER COMPANY
220 Occidental Ave. South

Seattle, WA 98104

Attn: Jose J. Quintana, Senior Counsel

Email:  Jose.Quintana@weyerhaeuser.com

Holder:	MeadWestvaco Timber Note Holding Company II, LLC c/o WestRock Company

1000 Abernathy Road, NE

Atlanta, GA 30328

Attn:  Tim Murphy, Senior Vice President and Treasurer

Email:  tim.murphy@westrock.com

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with a copy to:	WestRock Company

1000 Abernathy Road, NE

Atlanta, GA 30328

Attn:  Bob McIntosh, Executive Vice President, General Counsel

  and Secretary

Email:  bob.mcintosh@westrock.com

14.Miscellaneous. Each right, power, and remedy of Holder as provided for in this Installment Note or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Installment Note or now or hereafter existing under applicable law, and the exercise or beginning of the exercise by Holder of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Holder of any or all such other rights, powers, or remedies. No failure or delay by Holder to insist upon the strict performance of any term, condition, covenant, or agreement of this Installment Note, or to exercise any right, power, or remedy consequent upon an Event of Default, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude Holder from exercising any such right, power, or remedy at a later time or times. By accepting payment after the due date of any amount payable under the terms of this Installment Note, Holder shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Installment Note or to declare an Event of Default for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Installment Note.

15.Partial Invalidity. In the event any provision of this Installment Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Installment Note; but this Installment Note shall be construed as if such invalid, illegal, or unenforceable provision had not been contained in this Installment Note, but only to the extent it is invalid, illegal, or unenforceable.

16. Captions. The captions set forth in this Installment Note are for convenience only and shall not be deemed to define, limit, or describe the scope or intent of this Installment Note.

17. Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW. THIS INSTALLMENT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK,

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AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INSTALLMENT NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INSTALLMENT NOTE IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13. NOTHING IN THIS INSTALLMENT NOTE WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

18.Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INSTALLMENT NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO MAKE THIS INSTALLMENT NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS INSTALLMENT NOTE.

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19.Interest Rate Not to Exceed Applicable Laws. The interest rate or rates required by this Installment Note shall not exceed the maximum rate permissible under applicable laws.

20. The Borrower’s Obligation. The Borrower’s obligation to pay all amounts due under this Installment Note shall be absolute and shall not be subject to any set-off, deduction, claim, counterclaim or other right which the Borrower may have against Holder pursuant to the Purchase Agreement or otherwise.

21. Assignment. Without the prior written consent of the Borrower, which consent may be given or withheld at the Borrower’s sole discretion, this Installment Note may not be assigned, pledged, hypothecated or otherwise transferred, in whole or in part (in any such case a “Transfer”), by Holder except to an Eligible Assignee, and any Transfer of this Installment Note by Holder that does not comply with this Section 21 shall be void ab initio.  This Installment Note shall be binding upon the Borrower and its successors and assigns, and the term “the Borrower” as used in this Installment Note shall include such successors and assigns.  Without the prior written consent of Holder, which consent may be given or withheld at Holder’s sole discretion, the Borrower shall have no right to Transfer its obligations under this Installment Note (other than as provided in Section 6.03 of the 2017 Weyerhaeuser Term Loan Agreement, as such Section has been, pursuant to Section 3.01 of Appendix A hereto, incorporated by reference herein), and any attempted Transfer by the Borrower of such obligations shall be void ab initio.

22.Disclaimer.  The Borrower hereby expressly disclaims any responsibility for federal or state tax consequences to Holder resulting from payments made by the Borrower and received by Holder under this Installment Note or resulting from the Borrower’s performance of any of its other obligations under this Installment Note.

23. Register.  The Borrower shall maintain at its principal place of business a register evidencing the name and address of Holder and the amount of the Principal Sum owing to Holder pursuant to the terms of this Installment Note from time to time (“Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower and Holder shall treat the Person whose name is recorded in the Register pursuant to the terms hereof as Holder hereunder for all purposes of this Installment Note, including for the purpose of making payments of principal and interest under this Installment Note, notwithstanding notice to the contrary.  Unless the Borrower and Holder agree otherwise in writing, the Register may be maintained in electronic form.  Upon request by Holder, the Borrower will deliver to Holder (by email) a copy (marked “For Information Only”) of the Register at any reasonable time and from time to time upon reasonable prior notice.

24.Amendments; Waivers.   No amendment or waiver of any provision of this Installment Note, and no consent to any departure by the Borrower or Holder therefrom, shall be effective unless in writing signed by Holder and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  By acceptance of this Note, each of Holder and its successors and permitted assigns agrees (a) that, within three (3) Business Days of receipt of any request by the Borrower to amend or waive any provision hereof, it shall deliver such request to any Eligible Assignees to which this Installment

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Note has been pledged (or, if applicable, the agent or trustee therefor) and (b) that it shall promptly deliver written notice to the Borrower of its and such Eligible Assignees’ (or of the requisite subset thereof or the agent acting on their behalf) determination to consent or withhold consent to such amendment or waiver.  Notwithstanding the foregoing, if this Installment Note has been pledged to one or more Eligible Assignees to secure indebtedness of the Holder, then in no event shall an amendment or waiver of any provision of this Installment Note, or any consent to departure by the Borrower therefrom, become effective unless and until (x) such secured indebtedness of the Holder has been repaid in full in cash, (y) the beneficiary(ies) of such pledge (or the requisite subset thereof or an agent acting on their behalf) shall have consented in writing to such amendment, waiver or departure in accordance with the terms of such indebtedness or (z) such amendment, waiver or consent is permissible in accordance with the terms of such indebtedness.  The beneficiary(ies) of such pledge (and any agent or trustee acting on their behalf) are third party beneficiaries of the immediately preceding sentence.

25.Treatment of Certain Information; Confidentiality.  By acceptance of this Installment Note or of any direct or indirect rights or interests herein, each of Holder and its successors and permitted assigns (including any Person holding a direct or indirect participation or other interest herein)  shall be deemed to have agreed to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Installment Note or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Installment Note (including financing sources) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (f) with the written consent of the Borrower, (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to it or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or (h) to any rating agency when required by it in connection with any securitization of this Installment Note or bank financing in connection with which this Installment Note is pledged as collateral, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from Holder.  By acceptance of this Installment Note or of any direct or indirect rights or interests herein, each of Holder and its successors and permitted assigns (including any Person holding a direct or indirect participation or other interest herein) shall be deemed to have acknowledged (i) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including Federal and

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state securities Laws.   For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Holder on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

26.Restricted and Unrestricted Subsidiaries.   Set forth on Schedule 3.08 is a list of all of the Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower as of the Effective Date.

(a)After the Effective Date, a Financial Officer of the Borrower may, provided that no Default or Event of Default has occurred and is continuing, designate a Restricted Subsidiary as an Unrestricted Subsidiary by notice sent to Holder, provided that (i) no such designation shall be effective unless immediately after giving effect thereto there would exist no Default or Event of Default; (ii) any such designation shall be effective not less than five Business Days after written notice thereof shall have been provided to Holder; and (iii) upon such designation, Schedule 3.08 shall be deemed to be amended to reflect such designation. Any Person that becomes a Subsidiary (by formation, acquisition, merger or otherwise) after the Effective Date shall automatically be deemed to be a Restricted Subsidiary of the Borrower as of the date it becomes a Subsidiary unless designated as an Unrestricted Subsidiary pursuant to the terms hereof.

(b)After the Effective Date, a Financial Officer of the Borrower may, provided that no Default or Event of Default has occurred and is continuing, designate an Unrestricted Subsidiary as a Restricted Subsidiary by notice sent to Holder, provided that (w) no such designation shall be effective unless immediately after giving effect thereto there would exist no Default or Event of Default; (x) no such designation shall be effective unless immediately after giving effect thereto the Borrower is in compliance with Sections 6.04 and 6.05 of the 2017 Weyerhaeuser Term Loan Agreement, as such Sections have been, pursuant to Section 3.01 of Appendix A hereto, incorporated by reference herein; (y) any such designation shall be effective not less than five Business Days after written notice thereof shall have been provided to Holder; and (z) upon such designation, Schedule 3.08 shall be deemed to be amended to reflect such designation.

27.Most Favored Lender. If at any time the Revolving Credit Agreement or the other Loan Documents (as defined in the Revolving Credit Agreement) include (i) material covenants or events of default in favor of a Lender (as defined in the Revolving Credit Agreement) that are not provided for in this Installment Note or (ii) material covenants or events of default in favor of a Lender (as defined in the Revolving Credit Agreement) that are materially more restrictive than the same or similar covenants or events of default provided in this Installment Note, in each case, other than any such covenants or events of default that specifically apply or refer to any subsidiary borrower from time to time party to the Revolving Credit Agreement) and/or its subsidiaries or restricted subsidiaries (the “Most Favored Covenants”), then (a) such additional or more restrictive

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covenants or events of default shall immediately and automatically be incorporated by reference in this Installment Note as if set forth fully herein, mutatis mutandis, and no such provision may thereafter be waived, amended or modified under this Installment Note except pursuant to the provisions of Section 24, and (b) the Borrower shall promptly, and in any event within five (5) days after entering into any such Most Favored Covenant, so advise Holder in writing.  Thereafter, upon the request of Holder, the Borrower shall enter into an amendment to this Installment Note with Holder evidencing the incorporation of such incremental or more restrictive covenant or event of default, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation by reference described in clause (a) of the immediately preceding sentence.

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APPENDIX A TO INSTALLMENT NOTE

Article 1.Representations and Warranties

The Borrower represents and warrants to Holder that, in each case, as of the Second Amendment Effective Date:

1.01Incorporated Representations and Warranties.

The Borrower agrees that the representations and warranties set forth in Article III of the 2017 Weyerhaeuser Term Loan Agreement, including related defined terms, are hereby incorporated into this Section 1.01; provided that (a) any references therein to “Administrative Agent”, “Lender”, “Lenders” or “Required Lenders” shall be deemed to refer to Holder as defined in this Installment Note, (b) any references therein to “Borrower” shall be deemed to refer to the Borrower as defined in this Installment Note, (c) any references therein to “this Agreement” shall be deemed to refer to this Installment Note, (d) any references therein to the “Claim Agreement”, “Loan Documents” or “Loans” shall be deemed to refer to the Claim Agreement, the Loan Documents or the Principal Sum as defined in this Installment Note, (e) all other capitalized terms used therein and defined in this Installment Note shall have the meanings given them in this Installment Note, (f) each reference to “December 31, 2016” in Section 3.04 of the  2017 Weyerhaeuser Term Loan Agreement and in the definition of “Disclosed Matters” set forth in the  2017 Weyerhaeuser Term Loan Agreement shall be deemed to be a reference to “December 31, 2020”, (g) any references therein to “Effective Date” or “date hereof” or terms of similar import shall be deemed to refer to the Second Amendment Effective Date, (h) the provisions of Sections 3.11 and 3.12 and the last sentence of Section 3.13 of the 2017 Weyerhaeuser Term Loan Agreement (and any related defined terms that are not used in the other provisions of Article III of the 2017 Weyerhaeuser Term Loan Agreement) shall be deemed to be deleted and shall not be incorporated herein by reference, (i) any reference therein to any other Section of the 2017 Weyerhaeuser Term Loan Agreement shall be a reference to such Section as such Section is incorporated by reference in this Appendix A and (j) the representations and warranties set forth in Sections 3.02 and 3.03 of the  2017 Weyerhaeuser Term Loan Agreement are made assuming that the consent of Holder and the Eligible Assignees required under Section 24 of the Installment Note with respect to the Second Amendment has been obtained.

1.02Taxpayer Identification Number.

The Borrower’s true and correct U.S. taxpayer identification number is 91-0470860.

Article 2.Affirmative Covenants

So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower shall, and shall (where applicable) cause each of its Restricted Subsidiaries to:

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2.01Incorporated Affirmative Covenants.

The Borrower agrees that the affirmative covenants set forth in Article V of the 2017 Weyerhaeuser Term Loan Agreement, including related defined terms, are hereby incorporated into this Section 2.01; provided that (a) any references therein to “Administrative Agent”, “Lender”, “Lenders” or “Required Lenders” shall be deemed to refer to Holder as defined in this Installment Note, (b) any references therein to “Borrower” shall be deemed to refer to the Borrower as defined in this Installment Note, (c) any references therein to “this Agreement” shall be deemed to refer to this Installment Note, (d) any references therein to the “Claim Agreement”, “Loan Documents” or “Loans” shall be deemed to refer to the Claim Agreement, the Loan Documents or the Principal Sum as defined in this Installment Note, (e) all other capitalized terms used therein and defined in this Installment Note shall have the meanings given them in this Installment Note, (f) any references therein to Exhibit E shall be deemed to refer to Exhibit E attached to this Installment Note, (g) any reference therein to any other Section of the 2017 Weyerhaeuser Term Loan Agreement shall be a reference to such Section as such Section is incorporated by reference in this Appendix A and (h) the provisions of Sections 5.09 and 5.11 of the 2017 Weyerhaeuser Term Loan Agreement (and any related defined terms that are not used in the other provisions of Article V of the 2017 Weyerhaeuser Term Loan Agreement) shall be deemed to be deleted and shall not be incorporated herein by reference.

2.02Tax Reporting.

The Borrower shall treat this Installment Note as indebtedness of the Borrower for all applicable income tax purposes, unless the Borrower shall be required to treat this Installment Note otherwise pursuant to a “determination” within the meaning of section 1313(a) of the Code.

2.03Delivery of Copy of Compliance Certificate to Pledgee of Installment Note.

For so long as this Installment Note has been pledged to Northwest Farm Credit Services, PCA, as administrative agent (in such capacity, the “Farm Credit Agent”), to secure Indebtedness of the Holder, then the Borrower shall, in addition to its financial reporting requirements to the Holder pursuant to Section 2.01 of this Appendix A, deliver directly to the Farm Credit Agent a copy of each compliance certificate in the form of Exhibit E to this Installment Note that is delivered to the Holder pursuant to Section 2.01 of this Appendix A (concurrently with the delivery thereof to the Holder or promptly thereafter).

Article 3.Negative Covenants

So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower shall not, nor (where applicable) shall it permit any Restricted Subsidiary to:

3.01Incorporated Negative Covenants.

The Borrower agrees that the negative covenants set forth in Article VI of the 2017 Weyerhaeuser Term Loan Agreement, including related defined terms, are hereby incorporated by reference into this Section 3.01; provided that (a) any references therein to “Administrative Agent”, “Lender”, “Lenders” or “Required Lenders” shall be deemed to refer to Holder as defined

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in this Installment Note, (b) any references therein to “Borrower” shall be deemed to refer to the Borrower as defined in this Installment Note, (c) any references therein to “this Agreement” shall be deemed to refer to this Installment Note, (d) any references therein to “Loan Documents” or “Loans” shall be deemed to refer to the Loan Documents or the Principal Sum as defined in this Installment Note, (e) the reference in Section 6.06 of the 2017 Weyerhaeuser Term Loan Agreement to “date hereof” shall be deemed to be a reference to the Second Amendment Effective Date, (f) any reference therein to any other Section of the 2017 Weyerhaeuser Term Loan Agreement shall be a reference to such Section as such Section is incorporated by reference in this Appendix A and (g) all other capitalized terms used therein and defined in this Installment Note shall have the meanings given them in this Installment Note.

3.02Other Tax Covenant.

The Borrower shall neither list this Installment Note on an “established securities market” within the meaning of Treasury Regulation § 15A.453-1(e)(4), nor register this Installment Note with the SEC.

Article 4.Definitions and Related Provisions

4.01Defined Terms.

As used in this Appendix A, the following terms shall have the meanings set forth below:

“2017 Weyerhaeuser Term Loan Agreement” means that certain Term Loan Agreement dated as of July 24, 2017, among the Borrower, the lenders party thereto and Northwest Farm Credit Services, PCA, as administrative agent, as amended by that certain First Amendment to Term Loan Agreement dated as of July 22, 2020 (it being understood and agreed that the repayment of the term loan under such agreement, and the termination of such agreement, shall not have any impact on references to the 2017 Weyerhaeuser Term Loan Agreement in this Installment Note).

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Borrower” has the meaning specified in preamble of this Installment Note.

“Breakage Amount” means, in the event Holder has Transferred this Installment Note to secure indebtedness of Holder, the aggregate amount of “breakage”, any prepayment or repayment premium or similar costs, if any, that Holder is required to pay, concurrently with the prepayment of this Installment Note, to all permitted pledgees of this Installment Note (or, as applicable, the financing sources for whom such a pledgee serves as agent or trustee) under the agreements governing such indebtedness.

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“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

A “Change in Control” shall be deemed to have occurred with respect to the Borrower if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the SEC under the Exchange Act as in effect on the date hereof, but excluding any employee benefit plan of the Borrower or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall own directly or indirectly, beneficially or of record, shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower or (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were not (i) directors of the Borrower on the Second Amendment Effective Date, (ii) directors nominated or appointed by the management of the Borrower or (iii) directors nominated, appointed or approved by a majority of the directors referred to in the preceding clauses (i) and (ii) or this clause (iii).

“Claim Agreement” means the Claim Agreement dated as of April 28, 2016, executed by the Borrower and WNR in favor of Holder and attached hereto as Exhibit F.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect at the date of this Installment Note and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Consolidated Total Assets” means, as of any date, the consolidated total assets of the Borrower that would be reported as “total assets” on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP, but excluding therefrom the total assets of any Unrestricted Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have meanings correlative thereto.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived, be an Event of Default.

“Default Rate” has the meaning specified in Section 1 of this Installment Note.

“Dollar” and “$” mean lawful money of the United States.

“Effective Date” means April 28, 2016.

“Eligible Assignee” means in connection with any Transfer of all or any portion of this Installment Note, (a) any of WestRock Company and its wholly-owned subsidiaries, and (b) any bank under the supervision of the Federal Deposit Insurance Corporation, Office of the

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Comptroller of the Currency, Farm Credit Administration and/or applicable state bank regulators (including any lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration), or any Affiliate thereof or agent therefor (but excluding, for the avoidance of doubt, any private equity fund, hedge fund or other alternative asset or investment manager or any investment bank).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the Effective Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a “single employer” within the meaning of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any Subsidiary or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the filing of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any Subsidiary or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Borrower or any Subsidiary or any of their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any Subsidiary or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Section 4245 of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA, or terminated, within the meaning of Section 4041A of ERISA or (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan.

“Event of Default” has the meaning specified in Section 9 of this Installment Note.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Extension Interest Rate” has the meaning specified in Section 2 of this Installment Note.

“Extension Request” has the meaning specified in Section 2 of this Installment Note.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

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“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Holder” has the meaning specified in preamble of this Installment Note.

“Information” has the meaning specified in Section 25 of this Installment Note.

“Initial Borrower” has the meaning specified in introductory paragraph of this Installment Note.

“Initial Holder” has the meaning specified in introductory paragraph of this Installment Note.

“Installment Note” has the meaning specified in preamble of this Installment Note.

“Interest Rate” has the meaning specified in Section 1 of this Installment Note.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Loan Documents” means this Installment Note and the Claim Agreement.

“Material Adverse Effect” means (a) a materially adverse effect on the business, financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole; (b) a materially adverse effect on the ability of the Borrower to perform its payment obligations under this Installment Note; or (c) a materially adverse effect on the rights and remedies available to Holder under this Installment Note.

“Material Restricted Subsidiary” means each Restricted Subsidiary (a) the total assets of which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries) equal 5.0% or more of the Consolidated Total Assets or (b) the revenues of which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries) equal 5.0% or more of the consolidated revenues of the Borrower and the Restricted Subsidiaries, in each case as of the last day of or for the most recently ended period of four fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01 of the 2017

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Weyerhaeuser Term Loan Agreement as such Section is incorporated by reference herein (or, prior to the first such delivery, such period ended March 31, 2021).

“Maturity Date” has the meaning specified in Section 2 of this Installment Note.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Optional Prepayment Event” has the meaning specified in Section 4 of this Installment Note.

“Original Installment Note” has the meaning specified in introductory paragraph of this Installment Note.

“Original Maturity Date” has the meaning specified in Section 2 of this Installment Note.

“Payment Date” has the meaning specified in Section 2 of this Installment Note.

“Person” means any natural person, corporation, business trust, joint venture, joint stock company, trust, association, company, partnership or Governmental Authority.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any Subsidiary or any of their respective ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Principal Sum” has the meaning specified in preamble of this Installment Note.

“Purchase Agreement” has the meaning specified in Section 5 of this Installment Note.

“Refinancing Indebtedness” has the meaning specified in Section 2 of this Installment Note.

“Register” has the meaning specified in Section 23 of this Installment Note.

“Restricted Subsidiary” means each Subsidiary that has not been designated as an Unrestricted Subsidiary on Schedule 3.08 of this Installment Note and thereafter not designated by a Financial Officer of the Borrower as an Unrestricted Subsidiary after the Effective Date pursuant to Section 26 of this Installment Note. On the Effective Date, the Subsidiaries shall be deemed Restricted Subsidiaries unless designated as an Unrestricted Subsidiary on Schedule 3.08 of this Installment Note.

“Revolving Credit Agreement” means that certain Revolving Credit Facility Agreement dated as of January 29, 2020, among the Borrower, the lenders party thereto and Wells Fargo Bank,

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National Association, as administrative agent, as the same may be amended, amended and restated, refinanced or replaced from time to time.

“SEC” means the Securities and Exchange Commission or any successor.

“Second Amendment” means the Second Amendment to Installment Note dated as of June 30, 2021, between the Borrower and Holder and acknowledged and agreed by the administrative agent, the lenders and the voting participants referred to therein.

“Second Amendment Effective Date” has the meaning assigned to the term “Effective Date” in the Second Amendment.

“subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of capital stock or other equity interests having ordinary voting power for the election of directors or other governing body members (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) are, at the time any determination is being made, beneficially owned by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Test Period” means, at any time, the last day of the then most recently ended fiscal quarter or fiscal year of the Borrower with respect to which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) of the 2017 Weyerhaeuser Term Loan Agreement, as such Sections are incorporated by reference herein.

“Transfer” has the meaning specified in Section 21 of this Installment Note.  “Transferred” and “Transferring” have meanings correlative thereto.

“United States” and “U. S.” mean the United States of America.

“Unrestricted Subsidiary” means each Subsidiary that has been designated as an Unrestricted Subsidiary on Schedule 3.08 of this Installment Note and any Subsidiary which has been designated by a Financial Officer of the Borrower as an Unrestricted Subsidiary after the Effective Date pursuant to Section 26 of this Installment Note.

“WestRock Company” means WestRock Company, a Delaware corporation.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“WNR” means Weyerhaeuser NR Company.

4.02Terms Generally.

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With reference to this Installment Note and this Appendix A, unless otherwise specified herein:

(a)All terms defined in this Installment Note shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto.

(b)The definitions in Section 4.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Installment Note unless the context shall otherwise require.  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Installment Note, shall refer to this Installment Note as a whole and not to any particular provision of this Installment Note, and Section, Schedule and Exhibit references are to this Installment Note unless otherwise specified.

(c)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

4.03Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (a) if the Borrower, by notice to Holder, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after January 29, 2020 in GAAP or in the application thereof on the operation of such provision (or if Holder, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change to GAAP as a result of the adoption of any proposals set forth in the Accounting Standards Update 2016-2, Leases (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require the recognition of right-of-use assets and lease liabilities for any lease (or similar arrangement conveying the right to use) that would not be classified as a capital lease under GAAP as in effect on December 31, 2016.

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SCHEDULE 3.08

WEYERHAEUSER COMPANY AND SUBSIDIARIES

(* = Unrestricted Subsidiary)

See Attached

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Exhibit E

[FORM OF] COMPLIANCE CERTIFICATE

The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Installment Note referred to below.  The obligations of the Borrower under the Installment Note are as set forth in the Installment Note, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Installment Note.  In the event of any conflict between the terms of this Compliance Certificate and the terms of the Installment Note, the terms of the Installment Note shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.

Reference is made to the Amended and Restated Installment Note dated as of December 16, 2013 and amended as of April 28, 2016 and June 30, 2021, issued by Weyerhaeuser Company, a Washington corporation (the “Borrower”), in favor of the Holder referred to therein (the “Installment Note”).  Each capitalized term used but not defined herein shall have the meaning specified in the Installment Note.

The undersigned Financial Officer of the Borrower hereby certifies as of the date hereof, solely in such capacity and not in a personal capacity and without personal liability, as follows:

1.I am a Financial Officer of the Borrower.

2.I have reviewed the terms of the Installment Note and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and the Restricted Subsidiaries during the [fiscal year of the Borrower ended [      ]][fiscal quarter of the Borrower ended [      ]] (the “Applicable Accounting Period”).  I have no knowledge of the existence of any condition or event that constitutes a Default or Event of Default as of the date of this Compliance Certificate[, except as set forth in a separate attachment, if any, to this Compliance Certificate, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto]1.

3.The calculations set forth on Annex A attached hereto of (a) Total Adjusted Shareholders’ Equity as of the last day of the Applicable Accounting Period, (b) Total Funded Indebtedness as of the last day of the Applicable Accounting Period and (c) the ratio of Total Funded Indebtedness as of the last day of the Applicable Accounting Period to the sum of Total Adjusted Shareholders’ Equity and Total Funded Indebtedness, in each case, as of the last day of the Applicable Accounting Period are true and accurate on and as of the date of this Compliance Certificate.

[1]	Specify the nature and extent of any existing Default, if any, and any corrective action taken or proposed to be taken with respect thereto.

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The foregoing certifications are made and delivered on [        ].

WEYERHAEUSER COMPANY

By:

Name:

Title:

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ANNEX A TO
COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDED [mm/dd/yy].

($ Amounts in Millions)
Total Adjusted Shareholders’ Equity: (a) – (b) – (c) – (d) =	$[___]

(a)consolidated shareholders’ equity of the Borrower that would be reported as “total equity” on the consolidated balance sheet of the Borrower prepared as of the last day of the Applicable Accounting Period in accordance with GAAP:

$[___]

(b)exclude any cumulative other comprehensive income (loss), in each case as reflected on the consolidated balance sheet of the Borrower prepared as of the last day of the Applicable Accounting Period in accordance with GAAP:

$[___]
(c)exclude treasury common shares in the Borrower:	$[___]
(d)exclude the aggregate net book value (after deducting any reserves applicable thereto) of investments in Unrestricted Subsidiaries:	$[___]
Minimum Required:	$3,000
Total Funded Indebtedness: (a) + (b) + (c) – (d) – (e) – (f) =	$[___]

(a)Principal Sum and any other Indebtedness of the Borrower and the Restricted Subsidiaries that would be reported as “long-term debt” on the consolidated balance of the Borrower prepared as of the last day of the Applicable Accounting Period in accordance with GAAP:

$[___]

(b)Any Indebtedness of the Borrower and the Restricted Subsidiaries that would be reported as “current maturities of long-term debt” on the consolidated balance of the Borrower prepared as of the last day of the Applicable Accounting Period in accordance with GAAP:

$[___]

(c)Any Indebtedness of the Borrower and the Restricted Subsidiaries that would be reported as “short-term debt” on the consolidated balance of the Borrower prepared as of the last day of the Applicable Accounting Period in accordance with GAAP:

$[___]
(d)To the extent included in (a), (b) or (c), Indebtedness of Unrestricted Subsidiaries:	$[___]

(e)To the extent included in (a), (b) or (c), Indebtedness that is non-recourse to the Borrower and the Restricted Subsidiaries, including any Indebtedness reported as “long-term debt (nonrecourse to the company) held by variable interest entities” or “current debt (nonrecourse to the company) held by variable interest entities” on the consolidated balance sheet of the Borrower prepared as of the last day of the Applicable Accounting Period in accordance with GAAP:

$[___]
(f)To the extent included in (a), (b) or (c), Indebtedness secured by Timber Installment Notes Collateral in an amount equal to at least 90% of the outstanding principal amount thereof:	$[___]
Ratio of Total Funded Indebtedness to Sum of Total Adjusted Shareholders’ Equity and Total Funded Indebtedness: (a) / (b) =	[___]%
(a)Total Funded Indebtedness:	$[___]
(b)Sum of Total Adjusted Shareholders’ Equity and Total Funded Indebtedness:	$[___]
Maximum Permitted:	65%

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Exhibit F

CLAIM AGREEMENT

See attached.

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